SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the  Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

SHILOH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

Telephone: (302) 998-0592

February 28, 2003

Dear Shiloh Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Shiloh Industries, Inc. (the “Company”), which will be held on Wednesday, March 26, 2003, at 10:00 a.m. at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280.

This year, your Board of Directors is recommending that you (i) elect three Directors of a class whose term expires at this Annual Meeting and who are described in the proxy statement, (ii) approve an amendment to the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan (the “Plan”) to increase the limit on the number of shares of common stock, par value $0.01 per share, of the Company issuable pursuant to options granted to a Participant (as defined in the Plan) in any five-year period from 250,000 to 500,000 and (iii) approve the appointment of the independent certified public accountants of the Company for the current fiscal year.

The Company has enclosed a copy of its Annual Report for the fiscal year ended October 31, 2002 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 2002 Annual Report, please contact Stephen E. Graham at Shiloh Industries, Inc., 5389 W. 130th Street, Cleveland, Ohio 44130-1094, (216) 267-2600, and you will be sent one.

Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Theodore K. Zampetis

President and Chief Executive Officer

Shiloh Industries, Inc.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MARCH 26, 2003

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, March 26, 2003, at 10:00 a.m. (the “Annual Meeting”), at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280, for the purpose of:

(1) Electing three (3) Directors of a class whose term expires at this Annual Meeting and who are described in the proxy statement;

(2) Approving an amendment to the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan (the “Plan”) to increase the limit on the number of shares of common stock, par value $0.01 per share, of the Company issuable pursuant to options granted to a Participant (as defined in the Plan) in any five-year period from 250,000 to 500,000;

(3) Approving the appointment of the independent certified public accountants of the Company for the fiscal year ending October 31, 2003; and

(4) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 18, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

David J. Hessler

Secretary

February 28, 2003

The Company’s Annual Report for the fiscal year ended October 31, 2002 (the “2002 Annual Report”) is enclosed. The 2002 Annual Report contains financial and other information about the Company but is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

SHILOH INDUSTRIES, INC.

Suite 202, 103 Foulk Road

Wilmington, Delaware 19803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 26, 2003

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the “Company”), of proxies to be used at the annual meeting of stockholders of the Company to be held on March 26, 2003 (the “Annual Meeting”). This proxy statement and the related proxy card are being mailed to stockholders commencing on or about February 28, 2003.

If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

Stockholders of record of the Company at the close of business on February 18, 2003 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 15,206,917 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Shiloh Industries, Inc., Suite 202, 103 Foulk Road, Wilmington, Delaware 19803 and Shiloh Industries, Inc., 5389 W. 130th Street, Cleveland, Ohio 44130-1094 for a period of ten days prior to the meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law, and, therefore, such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for Director named in this proxy statement; (ii) for approval of an amendment to the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan (the “Plan”) to increase the limit on the number of shares of Common Stock issuable pursuant to options granted to a Participant

(as defined in the Plan) in any five-year period from 250,000 to 500,000; (iii) for approval of the appointment of PricewaterhouseCoopers LLP, as independent certified public accountants; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting.

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors to be as nearly equal in number of Directors as possible. Class I currently consists of David J. Hessler, Maynard H. Murch IV and John J. Tanis, and their current term of office will expire at this Annual Meeting. Class II consists of Ronald C. Houser, James A. Karman and Dieter Kaesgen, and their current term of office will expire at the 2004 Annual Meeting of Stockholders. Class III consists of Curtis E. Moll and Theodore K. Zampetis, and their current term of office will expire at the 2005 Annual Meeting of Stockholders. At each annual stockholders’ meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office. All Directors, other than Directors who are employees of the Company, receive a retainer of $6,000 per quarter. In addition, each such Director receives a fee of $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended, provided that such fees for attendance at Board meetings and committee meetings may not exceed $2,000 per day. Directors receive an additional fee of $500 for serving as Chairman of their respective committees. In addition, each such Director is reimbursed for any reasonable travel expenses incurred in attending such meetings.

At the Annual Meeting, three Directors are to be elected to hold office, each for a term of three years and until his successor is elected and qualified. The Board of Directors recommends that its three nominees for Director be elected at the Annual Meeting. The nominees are David J. Hessler, Maynard H. Murch IV and John J. Tanis. Messrs. Hessler, Murch and Tanis currently serve as Directors of the Company. Mr. Hessler has served as a Director and Secretary of the Company since April 1993. Mr. Murch has served as a Director of the Company since March 2000. Mr. Tanis has served as a Director of the Company since March 2001. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend.

Information regarding the continuing Directors of the Company is set forth below:

Name	Age	Position(s)
Theodore K. Zampetis (1)(4)	57	President, Chief Executive Officer and Director
David J. Hessler (5)	59	Secretary and Director
Ronald C. Houser (5)	56	Director
Dieter Kaesgen (5)	66	Director
James A. Karman (2)(3)(4)	65	Director
Curtis E. Moll (4)	63	Chairman of the Board and Director
Maynard H. Murch IV (2)(3)(4)	59	Director
John J. Tanis (3)(4)(5)	76	Director

(1)	Mr. Zampetis served as a member of the Audit Committee and the Compensation Committee until he was appointed President and Chief Executive Officer of the Company in January 2002.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Executive and Governance Committee.
(5)	Member of the Finance and Pension Administration Committee.

Director Nominees

DAVID J. HESSLER has been the Secretary and a Director of the Company since its formation in April 1993. Mr. Hessler has been a Senior Partner in the law firm of Wegman, Hessler & Vanderburg or its predecessors since 1968, and served as the Secretary of MTD Products Inc (“MTD Products”) from 1977 through January 2003. In January 2003, Mr. Hessler was named a director of MTD Products.

MAYNARD H. MURCH IV has served as a Director of the Company since March 2000. Mr. Murch has served as the President of Maynard H. Murch Co., Inc., an investment company, since January 1985. In addition, Mr. Murch has served as Vice President of Parker/Hunter Incorporated, an investment company, since 1976. Mr. Murch also serves as a director of Robbins & Meyers, Inc. and Lumitex, Inc.

JOHN J. TANIS became a Director of the Company in March 2001. From 1973 until he retired in 1997, Mr. Tanis served as Chairman, President and Chief Executive Officer of United Screw and Bolt Corporation, a manufacturer of metal stampings and plastic components. Mr. Tanis also serves as director of Willow Hill Industries, LLC.

Continuing Directors

THEODORE K. ZAMPETIS has served as a Director of the Company since July 1993 and as President and Chief Executive Officer of the Company since January 2002. From January 2001 to January 2002, Mr. Zampetis served as President of Strategic Partners International, LLC, a management consulting firm. From November 1999 to December 2000, Mr. Zampetis independently conducted research and performed certain consulting services. Previously, he had worked for 27 years at Standard Products Company, a manufacturer of rubber and plastic parts principally for automotive original equipment manufacturers, where he held various positions, including serving as the President and Chief Operating Officer of World Wide Operations from 1991 to 1999, at which point Standard Products was sold to Cooper Tire.

RONALD C. HOUSER became a Director of the Company in December 1999. Mr. Houser is self-employed. Mr. Houser served as Chief Financial Officer from August 1996, and as Executive Vice President from September 1999, until April 2002 of MTD Products, a privately held manufacturer of outdoor power equipment. Prior to August 1996, Mr. Houser served as Assistant Comptroller for The Goodyear Tire & Rubber Company, a manufacturer of tires, belts, hoses and other rubber products for the transportation industry.

DIETER KAESGEN became a Director of the Company in May 2002. Mr. Kaesgen previously served as a Director of the Company from December 1995 until December 1999. Mr. Kaesgen has served as President and Chief Operating Officer of MTD Products since January 2001. From October 1996 until January 2001, Mr. Kaesgen served as President of the Consumer Products Group of MTD Products. Mr. Kaesgen served as Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996. Mr. Kaesgen has been employed with MTD Products since 1962 in various operational capacities.

JAMES A. KARMAN became a Director of the Company in January 1995. Mr. Karman is retired. From August 1999 until his retirement in October 2002, Mr. Karman served as Vice Chairman of RPM, Inc., a worldwide producer of specialty chemicals, coatings and sealants for industrial and consumer markets. From September 1978 until August 1999, Mr. Karman served as President and Chief Operating Officer of RPM, Inc. In addition, Mr. Karman has served as a member of the Board of Directors of RPM, Inc. since 1963. Mr. Karman also serves as director of Metropolitan Financial Corp. and A. Schulman, Inc.

CURTIS E. MOLL has served as a Director of the Company since its formation in April 1993 and became Chairman of the Board in April 1999. Since 1980, Mr. Moll has served as the Chairman of the Board and Chief Executive Officer of MTD Products. Mr. Moll also serves as a director of Sherwin-Williams Company and AGCO Corporation.

Curtis E. Moll and Dieter Kaesgen are cousins.

Committees and Directors Meetings

The Board of Directors has four standing committees: the Executive and Governance Committee, the Audit Committee, the Compensation Committee and the Finance and Pension Administration Committee.

The Executive and Governance Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive and Governance Committee did not meet in fiscal 2002.

The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the appointment of the Company’s independent certified public accountants. The Audit Committee discusses with the Company’s management and the Company’s independent certified public accountants the overall scope and specific plans for the accountants’ audit. The Audit Committee reviews audit and non-audit fees. The Audit Committee also considers issues relating to auditor independence. The Audit Committee meets at least semi-annually with the Company’s senior management and independent certified public accountants to discuss the results of the accountants’ examination and the Company’s financial reporting. The Audit Committee held three meetings in fiscal 2002.

The Compensation Committee oversees all matters relating to human resources of the Company and administers (1) all stock option or stock-related plans and, in connection therewith, all awards of options and performance units to employees pursuant to any such stock option or stock related plan, (2) all bonus plans, including, without limitation, the Executive Incentive Bonus Plan and (3) all compensation of the Chief Executive Officer of the Company. The Compensation Committee held one meeting in fiscal 2002.

The Finance and Pension Administration Committee reviews matters relating to various finance issues facing the Company as well as matters related to the Company’s pension plans. The Finance and Pension Administration Committee did not meet during fiscal 2002.

The Board of Directors held eight meetings in fiscal 2002. All of the Directors attended at least seventy-five percent (75%) of the total meetings held by the Board of Directors and by all committees on which they served in fiscal 2002.

Audit Fees

PricewaterhouseCoopers LLP billed fees to the Company of approximately $362,500, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the fiscal year ended October 31, 2002 and the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the fiscal year ended October 31, 2002.

Financial Information Systems Design and Implementation Fees

The Company did not engage PricewaterhouseCoopers LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for the fiscal year ended October 31, 2002.

All Other Fees

PricewaterhouseCoopers LLP billed fees to the Company of approximately $285,600, in the aggregate, for other services rendered by PricewaterhouseCoopers LLP for all services (other than those covered above under “Audit Fees”) during the fiscal year ended October 31, 2002.

Compensation Committee Interlocks and Insider Participation and Certain Relationships and Related Transactions

The members of the Company’s Compensation Committee during the fiscal year ended October 31, 2001 were Maynard H. Murch IV, Chairman, James A. Karman, Theodore K. Zampetis (until January 2002 when he resigned as a member of the Compensation Committee and became President and Chief Executive Officer of the Company) and John J. Tanis (from January 2002 following Mr. Zampetis’ resignation from the Compensation Committee). The current committee members are Maynard H. Murch IV and James A. Karman. No officer or employee of the Company served on the Compensation Committee.

The law firm of Wegman, Hessler & Vanderburg, of which Mr. Hessler is a Senior Partner, provided services to the Company in fiscal 2002 in the amount of approximately $688,700 and provides services to the Company on an on-going basis. Mr. Hessler is the Secretary and a Director of the Company. Although Mr. Hessler is Secretary of the Company, he receives no compensation for holding such position.

On July 31, 2001, the Company completed the sale of certain assets and liabilities of its subsidiary, Valley City Steel Company (“Valley City Steel”) to Viking Steel, LLC (“Viking”) for $12.4 million. In connection with this transaction, the Company and Viking formed a joint venture, Valley City Steel, LLC (“VCS LLC”), in which the Company owns a minority interest (49%) and Viking owns a majority interest (51%). The Company retained ownership of the land and building where VCS LLC conducts its operations and leases these facilities to VCS LLC. VCS LLC had provided steel processing services to the Company prior to VCS LLC filing for bankruptcy in November 2002.

Transactions with VCS LLC during fiscal 2002 included purchases of approximately $1.0 million, sales of approximately $0.1 million and rental income of approximately $0.7 million. As of October 31, 2002, the Company had amounts due from VCS LLC of approximately $2.5 million, which were fully reserved for, and amounts owed to VCS LLC of approximately $0.5 million. Purchases from VCS LLC were substantially at market prices. During fiscal 2002, Stephen E. Graham, the Chief Financial Officer of the Company, and Kevin C. Cleary, a Vice President and General Manager of the Company, served as members of the management committee of VCS LLC.

In November 1999, the Company acquired the automotive division (“MTD Automotive”) of MTD Products, a majority stockholder of the Company. Mr. Moll is the Chairman of the Board and Chief Executive Officer of MTD Products, Mr. Kaesgen is the President, Chief Operating Officer and a director of MTD Products, and Mr. Hessler is a director of MTD Products. The Company satisfied all of its remaining obligations under a note given by MTD Automotive to MTD Products as partial consideration for the earnout provision in connection with the original acquisition of MTD Automotive by issuing to MTD Products 42,780 shares of Series A Preferred Stock in accordance with an amendment to the purchase agreement relating to the acquisition which was entered into as of December 31, 2001. The shares of Series A Preferred Stock were issued in January 2002. These shares, with a par value of $.01 per share, rank senior to the Common Stock. The shares of Series A Preferred Stock are entitled to cumulative dividends, at a rate of $5.75 per share per annum, if and when declared by the Company. These shares are non-voting and are not convertible into any other securities of the Company. In the event of any liquidation, each Series A Preferred Stock holder is entitled to, prior and in preference to any other distribution, $100 per share plus all accrued but unpaid dividends. The Company may elect to redeem any or all outstanding shares of the Series A Preferred Stock annually for $100 per share plus all accrued but unpaid dividends. In October 2002, the Company resolved a contingency in the purchase agreement related to price concessions for approximately $1.5 million.

In fiscal 2002, the Company had sales to MTD Products in the aggregate amount of approximately $10.0 million. In addition, MTD Automotive continues to provide certain parts to MTD Products.

In connection with the amendment and restatement of the credit agreement governing its revolving credit facility, the Company was required to generate additional liquidity. Accordingly, the Company sold certain machinery and equipment to MTD Products in May 2002 for approximately $6.5 million. Additionally, in May 2002, the Company entered into a three-year supply agreement with MTD Products to provide various services related to the manufacture of products for MTD Products at Company facilities. The Company received $1.0 million in cash for these services in fiscal 2002. Pursuant to the supply agreement, the Company will manufacture parts for MTD Products on an ongoing basis at market-based prices. Additionally, the Company pays approximately $75,000 in rent each month to MTD Products.

Also in connection with the amendment and restatement of the credit agreement, each of Mr. Moll and Mr. Kaesgen loaned the Company $230,000. Each of the loans is evidenced by a promissory note issued by the Company and bears interest at a rate of 9% per annum. These notes are due May 1, 2004 and the entire $460,000 remained outstanding at October 31, 2002.

In June 1993, the Company entered into a registration rights agreement (the “Registration Agreement”), which grants to both MTD Products and the former shareholders of Shiloh Corporation (1) the right to require the Company on one occasion to register all or part of their holdings of Common Stock and (2) certain “piggyback” registration rights to participate in future registrations of the securities of the Company. Under the Registration Agreement, the Company is required to pay all expenses incurred in connection with any such registrations other than any underwriting discounts and commissions associated with the sale of such Common Stock of such stockholders or fees of their counsel.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of November 30, 2002 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). As of November 30, 2002, the Company had 14,798,094 shares of Common Stock outstanding.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
MTD Holdings Inc (1)	8,405,266	56.8%
5965 Grafton Road
Valley City, Ohio 44280
Merrill Lynch & Co., Inc. (2)	963,200	6.5%
World Financial Center
250 Vesey Street
New York, New York 10381
Dimensional Fund Advisers, Inc. (3)	918,200	6.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Kevin C. Cleary (4)	17,000	*
John F. Falcon (5)	500	*
Stephen E. Graham	112,000	*
David J. Hessler (6)	243,735	1.6%
Richard K. Holmes (7)	16,666	*
Ronald C. Houser	87,000	*
Dieter Kaesgen (8)	8,452,266	57.1%
James A. Karman	25,000	*
James F. Keys	301,000	2.0%
Curtis E. Moll (9)	8,587,141	58.0%
Maynard H. Murch IV (10)	20,000	*
John J. Tanis	2,000	*
John R. Walker	—	—
Theodore K. Zampetis (11)	701,567	4.7%
All Directors, the Director Nominees and executive officers as a group (15 persons) (12)	10,161,509	68.1%

*	Less than one percent

(1)	MTD Holdings Inc owns 100% of the capital stock of MTD Products. Includes 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products.
(2)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 10, 2003.
(3)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 10, 2003. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies and investment vehicles are the “Funds”). In its role as investment advisor and investment manager, Dimensional had both investment and voting power over 918,200 shares of Common Stock as of December 31, 2002. The Funds own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.
(4)	Includes 17,000 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are currently exercisable.
(5)	Mr. Falcon resigned from the Company in January 2002.
(6)	Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and includes 4,500 shares of Common Stock held by trusts in which Mr. Hessler serves as co-trustee. Under the terms of the trust agreements, Mr. Hessler has shared voting and investment power with respect to these shares of Common Stock. Mr. Hessler disclaims beneficial ownership of these 5,500 shares of Common Stock.
(7)	Includes 16,666 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are currently exercisable.
(8)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings Inc and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Kaesgen is President and a director of MTD Holdings Inc and is President, Chief Operating Officer and a director of MTD Products. Mr. Kaesgen’s address is c/o MTD Products Inc, 5965 Grafton Road, Valley City, Ohio 44280.
(9)	Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings Inc and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board of MTD Holdings Inc and is Chairman of the Board, Chief Executive Officer and a director of MTD Products. Also includes 500 shares of Common Stock held by Moll Family Properties, 1,000 shares of Common Stock held by Mr. Moll’s spouse and 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which Mr. Moll shares voting and investment power over all the foundation’s assets. Mr. Moll disclaims beneficial ownership of these shares of Common Stock. Mr. Moll’s address is c/o MTD Products Inc, 5965 Grafton Road, Valley City, Ohio 44280.
(10)	Includes 3,000 shares of Common Stock held in a trust fund to which Mr. Murch serves as co-trustee and is the sole beneficiary.
(11)	Includes 83,333 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are currently exercisable.
(12)	Includes 116,999 shares of Common Stock subject to stock options granted under the Company’s 1993 Key Employee Stock Incentive Plan, which are currently exercisable. Does not include shares of Common Stock beneficially owned by Mr. Falcon who resigned from the Company in January 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during or with respect to fiscal 2002 by persons who were, at any time during fiscal 2002, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met, except as follows:

The Form 3s to report the following were filed late due to an administrative oversight:

•	Thomas M. Dugan became an executive officer of the Company in August 2001.

•	Michele T. Hoegler became an executive officer of the Company in March 2002.

•	Dieter Kaesgen became a director of the Company in May 2002.

•	Kevin C. Cleary became an executive officer of the Company in May 2002.

•	James F. Keys became an executive officer of the Company in June 2002.

The Form 4 to report the following was filed late due to an administrative oversight:

•	Thomas M. Dugan purchased shares of Common Stock in March 2002.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below provides information relating to compensation for the Company’s last three fiscal years for each person who served as the Chief Executive Officer during the fiscal year and the four most highly compensated executive officers of the Company serving at the end of the fiscal year who received compensation in excess of $100,000. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

Name And Principal Position	Year	Annual Compensation/ Salary ($)	Bonus ($)	Long-Term Compensation Awards Securities Underlying Options/SARS	All Other Compensation ($)(1)
John F. Falcon (2)	2002	$465,151	$—	—	$2,423
President, Chief Executive	2001	$439,431	$—	25,000	$1,712
Officer and Director	2000	$317,825	$—	25,000	$2,169

Theodore K. Zampetis (3)	2002	$490,875	$—	250,000	$—
President, Chief Executive	2001	$—	$—	—	$—
Officer and Director	2000	$—	$—	—	$—

Stephen E. Graham (4)	2002	$228,462	$10,000	20,000	$3,131
Chief Financial Officer	2001	$7,615	$—	—	$—
	2000	$—	$—	—	$—

John R. Walker (5)	2002	$186,923	$10,000	10,000	$2,769
Vice President and General Manager	2001	$135,000	$—	—	$2,631
	2000	$—	$—	—	$—

Richard K. Holmes (6)	2002	$155,769	$10,000	10,000	$1,500
Vice President and General Manager	2001	$131,462	$—	10,000	$1,491
	2000	$125,539	$17,000	10,000	$1,419

Kevin C. Cleary (7)	2002	$129,972	$10,000	10,000	$2,599
Vice President and General Manager	2001	$118,048	$—	3,000	$2,521
	2000	$105,878	$8,000	5,000	$1,912

(1)	The amounts listed for fiscal 2002, 2001 and 2000 reflect matching contributions made by Shiloh Corporation to Shiloh Corporation’s qualified profit sharing retirement plan, relating to before-tax contributions made by such named executive officer under such plan.

(2)	On April 12, 1999, John F. Falcon was appointed President and Chief Executive Officer of the Company. Mr. Falcon resigned from the Company in January 2002. Mr. Falcon received salary continuation payments of $309,375 during the period beginning February 2002 through October 2002, and these payments are included as salary in the fiscal 2002 annual compensation figure in the above table.
(3)	Mr. Zampetis was appointed President and Chief Executive Officer of the Company in January 2002. Mr. Zampetis received 350,000 shares of Common Stock on January 31, 2003. These shares were received for his services for the period January 31, 2002 through January 31, 2003 and accordingly $490,875 is reflected in the above table for his fiscal 2002 compensation, which was based on the closing price of the Common Stock on the Nasdaq National Market on January 31, 2003 of $1.87.
(4)	In October 2001, Mr. Graham was appointed Chief Financial Officer of the Company.
(5)	In April 2002, Mr. Walker was appointed Vice President and General Manager of the Company. From January 2001 to April 2002, Mr. Walker served as Vice President of Technical and Strategic Planning of the Company.
(6)	In April 2002, Mr. Holmes was appointed Vice President and General Manager of the Company. From November 1999 to April 2002, Mr. Holmes served as Vice President of Engineering Technology of the Company. Mr. Holmes resigned in January 2003.
(7)	In January 2003, Mr. Cleary was appointed Vice President and General Manager of the Company. From May 2002 to January 2003, Mr. Cleary served as Vice President—Blanking Operations of the Company. Prior to May 2002, Mr. Cleary had been the General Manager for the Company’s Medina Blanking operation since 1997.

Stock Option Holdings

The following table sets forth information with respect to the Named Executive Officers concerning grants of stock options made during its last fiscal year.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Option/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
John F. Falcon	—	—	—	—	—	—
Theodore K. Zampetis	250,000	54.3%	$1.70	6/06/2012	$267,280	$677,341
Stephen E. Graham	20,000	4.3%	$2.38	6/24/2012	$29,935	$75,862
John R. Walker	10,000	2.2%	$2.38	6/24/2012	$14,968	$37,931
Richard K. Holmes	10,000	2.2%	$2.38	6/24/2012	$14,968	$37,931
Kevin C. Cleary	10,000	2.2%	$2.38	6/24/2012	$14,968	$37,931

Aggregated Fiscal Year-End Option Values

Name (1)	Shares Acquired on Exercise	Value Realized $	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable (2)
John F. Falcon	—	—	—		—
Theodore K. Zampetis	—	—	—/250,000	—/$	262,500
Stephen E. Graham	—	—	—/20,000	—/$	7,400
John R. Walker	—	—	—/10,000	—/$	3,700
Richard K. Holmes	—	—	10,000/20,000	—/$	3,700
Kevin C. Cleary	—	—	14,333/13,667	—/$	3,700

(1)	Only those options held at the end of the last fiscal year of the Company are listed.
(2)	All exercisable options were out-of-the money as of October 31, 2002.

Pension Plans

Shiloh Corporation Cash Balance Pension Plan

Effective January 1, 2000, the Shiloh Corporation Pension Plan (the “Prior Plan”) was amended to become the Shiloh Corporation Cash Balance Pension Plan (the “New Pension Plan”). The Prior Plan provided a benefit to participants pursuant to a defined benefit formula based on final average compensation and years of service. The New Pension Plan provides a benefit to participants under a new “cash balance” formula.

Under the new cash balance benefit formula, pension benefits are based on a participant’s hypothetical account balance, rather than final average compensation and years of service. As of January 1, 2000, each participant’s benefits which accrued under the Prior Plan’s formula were converted to an amount equal to their actuarial present value. That amount became the participant’s hypothetical account balance under the New Pension Plan. That balance, if any, is increased after January 1, 2000 by hypothetical annual allocations at the end of each subsequent year of Company service equal to four percent of the participant’s compensation for that year. An equivalent percentage is allocated to a participant’s account for any of the participant’s compensation that exceeds the taxable wage base for Social Security taxes. In addition, the balance for those participants who were participants in the Prior Plan and who were age forty or older on January 1, 2000, which includes Mr. Falcon, will receive an additional credit equal to three percent of the participant’s compensation for a period of ten years, starting on January 1, 2000. The hypothetical account is also increased by hypothetical interest for each plan year until the benefit is paid, at an annual rate equal to the average annual rate of interest on 30-year Treasury securities in effect for the second month preceding the first day of the plan year. Generally, the “cash balance” benefit is payable in a lump sum equal to the hypothetical account balance or in the form of an actuarially equivalent life annuity selected by the participant.

Under the New Pension Plan’s benefit formula, the estimated annual benefit payable upon retirement at age 65 for John F. Falcon, Stephen E. Graham, John R. Walker, Richard K. Holmes and Kevin C. Cleary is $11,887, $39,867, $11,839, $6,252 and $25,268, respectively. Theodore K. Zampetis is not entitled to benefits under this plan.

Employment Agreement

The Company finalized the terms of a five-year employment agreement with Mr. Zampetis, its President and Chief Executive Officer, during the second quarter of fiscal 2002. The employment agreement was executed in June 2002. During the first three years of the agreement, Mr. Zampetis will receive an annual base salary, in arrears, in unrestricted shares of Common Stock. The number of shares to be issued are 350,000 at the end of year one, 300,000 at the end of year two and 250,000 at the end of year three. Mr. Zampetis will draw a base salary paid in cash during years four and five. In addition, the Company granted Mr. Zampetis an option to purchase 250,000 shares of Common Stock and established a supplemental executive retirement plan whereby Mr. Zampetis will be entitled to a benefit of approximately $1.9 million at the end of the five-year employment agreement. The Company also agreed to grant Mr. Zampetis an option to purchase an additional 250,000 shares of Common Stock subject to the approval of the stockholders of the Company of an amendment to the Plan to increase the number of shares of Common Stock issuable pursuant to options granted to a Participant in any five-year period from 250,000 to 500,000.

During the third quarter of fiscal 2002, the Company established a rabbi trust for Mr. Zampetis. The rabbi trust sets aside assets to pay for benefits under the supplemental executive retirement plan, but those assets remain subject to claims by the Company’s general creditors in preference to the claims of the plan’s participant and beneficiaries.

Summary of Equity Compensation Plans

Shown below is information concerning all equity compensation plans and individual compensation arrangements in effect as of the end of the last fiscal year.

	Equity Compensation Plan Information
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	637,750	$3.63	993,350
Equity compensation plans not approved by security holders	—	—	—

Total	637,750	$3.63	993,350

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors is responsible for establishing and administering an executive compensation program for the Company, determining the compensation of the chief executive officer and approving the compensation proposed by the chief executive officer for all other executive officers of the Company.

The Compensation Committee, comprised of two non-employee directors, has prepared this report to summarize for the stockholders the Company’s policies and practices with regard to executive compensation.

Objectives.    The Company’s basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

Elements of Compensation.    Total compensation has four components: (i) base salary; (ii) short-term incentive (cash bonus); (iii) long-term incentive (stock options); and (iv) deferred compensation (defined benefit retirement plan).

Base Salary.    Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to the Company in industry and region. Base salaries are also intended to be equitable, intracompany, and high enough to keep qualified executives from being overdependent on cash bonuses in a cyclical industry.

Short-Term Incentives.    Annual cash bonuses are based on the Company’s attainment of its earnings objectives. In 1997, these incentives were extended to managers in the Company’s various business units. All cash bonuses are tied to individual and group performance based on goals established at the start of the year and are available in proportionately greater amounts to those who can most influence corporate earnings.

Long-Term Incentives.    Long-term incentives consisting of stock options are intended to motivate executives to make and execute plans that improve stockholders’ value over the long-term.

Deferred Compensation.    The Company’s defined benefit retirement plan and a profit sharing retirement plan are available for the executive officers of the Company on the same basis as all other eligible employees of the Company. Both plans are qualified plans to which the Company makes profit sharing and matching contributions on behalf of the plan’s participants.

Chief Executive Officer Compensation

The annual compensation package for Mr. Falcon, the former President and Chief Executive Officer of the Company, was determined by the Compensation Committee after considering the Company’s financial results, his leadership in developing and executing the Company’s strategic plan and his role in the Company’s acquisition program.

In January 2002, Mr. Falcon resigned as President and Chief Executive Officer, and Mr. Zampetis was appointed to replace him. The Company finalized the terms of a five-year employment agreement with Mr. Zampetis during the second quarter of fiscal 2002. During the first three years of the agreement, Mr. Zampetis will receive an annual base salary, in arrears, in unrestricted shares of Common Stock. The number of shares to be issued are 350,000 at the end of year one, 300,000 at the end of year two and 250,000 at the end of year three. Mr. Zampetis will draw a base salary paid in cash during years four and five, which salary shall be no less than $450,000. In addition, the Company granted Mr. Zampetis an option to purchase 250,000 shares of Common Stock and established a supplemental executive retirement plan whereby the executive will be entitled to a benefit of approximately $1.9 million at the end of the five-year employment agreement. Additionally, the Company agreed to grant Mr. Zampetis an option to purchase an additional 250,000 shares of Common Stock subject to the approval of the stockholders of the Company of an amendment to the Plan to increase the limit on the number of shares of Common Stock issuable pursuant to options granted to a Participant in any five-year period from 250,000 to 500,000. In determining Mr. Zampetis’ total compensation pursuant to the terms of the employment agreement, the Compensation Committee considered a compensation package that would attract Mr. Zampetis to the Company as well as motivate Mr. Zampetis with long-term ownership incentives to build the value of the Company in both the short-term and the long-term.

This report is submitted on behalf of the Compensation Committee:

Maynard H. Murch IV, Chairman

James A. Karman

AUDIT COMMITTEE REPORT

The Board of Directors of the Company adopted a written Audit Committee Charter on May 25, 2000. Messrs. Karman, Murch and Tanis, the current members of the Audit Committee, are independent as set forth in Rule 4200(a)(14) of the NASD listing standards. Mr. Zampetis had served on the Audit Committee until his appointment as President and Chief Executive Officer of the Company in January 2002. The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended October 31, 2002. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with PricewaterhouseCoopers LLP such independent auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

James A. Karman, Chairman

Maynard H. Murch IV

John J. Tanis*

*	Mr. Tanis replaced Mr. Zampetis as a member of the Audit Committee in January 2002. The actions taken with respect to the Audit Committee Report were taken after Mr. Tanis’ replacement of Mr. Zampetis.

COMPARATIVE STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return for the five-year period ended October 31, 2002 with the Nasdaq composite index and indices of certain companies selected by the Company as comparative to the Company. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100.00 on October 31, 1997.

Comparison of Company’s Common Stock, Nasdaq

Composite Index and Peer Group Index

For the period of October 31, 1997 through October 31, 2002, the companies selected to form the Company’s line-of-business peer group index were: A. M. Castle & Co., ArvinMeritor, Inc., Gibraltar Steel Corp., Olympic Steel, Inc., Steel Technologies, Inc., Tower Automotive, Inc. and Worthington Industries, Inc. The Company’s line-of-business peer group index in last year’s proxy statement also included Huntco, Inc., which has since been excluded because it filed for bankruptcy in February 2002. The total return of each member of the Company’s peer group has been weighted according to each member’s stock market capitalization.

APPROVAL OF AMENDMENT TO THE PLAN

The Company desires to continue its policy of encouraging greater ownership of Common Stock by its key employees, officers and consultants in order to more closely align their interests with those of the stockholders. For this purpose, subject to approval by the stockholders of the Company at the Annual Meeting, the Board of Directors has amended and restated the Amended and Restated 1993 Key Employee Stock Incentive Plan (the “Plan”), which was originally approved by the stockholders in June 1993, amended by the Board of Directors in December 1997 and approved by the stockholders in April 1998 and amended by the Board of Directors in December 2000 and approved by the stockholders in March 2001. A summary of the proposed amendment to the Plan is set forth below, followed by a summary of the Plan. The full text of the Plan, as amended, is annexed to this proxy statement as Exhibit A, and the summary is qualified in its entirety by reference to Exhibit A.

Amendment

Subject to stockholder approval, the Board of Directors has amended the Plan to increase the limit on the number of shares of Common Stock issuable pursuant to options granted to a Participant (as defined in the Plan) in any five-year period from 250,000 to 500,000. In connection with entering into an employment agreement with Mr. Zampetis, the President and Chief Executive Officer of the Company, the Company granted Mr. Zampetis an option to purchase 250,000 shares of Common Stock. The Company also agreed to grant Mr. Zampetis an option to purchase an additional 250,000 shares of Common Stock subject to the approval of the stockholders of the Company of this amendment to the Plan.

Plan Summary

Purpose and Administration.    Key employees, officers and consultants of the Company are eligible to receive grants of stock options and restricted stock awards for up to an aggregate of 1,700,000 shares of the Company’s Common Stock under the Plan. As of October 31, 2002, options to purchase 1,607,200 shares of Common Stock have been granted at exercise prices ranging from $1.70 to $18.625 and options to purchase 900,550 shares of Common Stock have been canceled. The purpose of the Plan is to attract and retain officers and other key employees of the Company and to provide such persons with incentives and rewards for superior performance. As of October 31, 2002, there were approximately 500 employees eligible to participate in the Plan. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options issued under the Plan, the amounts of the benefits granted, and the officers, key employees and consultants who shall receive them. The Plan includes provisions authorizing the Board of Directors to adjust the number of shares of Common Stock covered by the Plan and outstanding stock options granted thereunder, and the purchase price per share of Common Stock payable upon the exercise of an outstanding stock option granted thereunder, in the event of a stock dividend, stock split, recapitalization, reorganization, merger or other event that causes a change in the capital structure of the Company. The shares of Common Stock covered by the Plan may be shares of original issue or shares held in treasury or a combination thereof.

Awards.    The Plan provides for the granting of “incentive stock options” within the meaning of Section 422 of the Code, “nonqualified stock options,” which are not intended to qualify under any provision of the Code, and restricted stock awards. The aggregate fair market value (determined as of the date of grant of an incentive stock option) of all shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. In the event that an optionee is eligible to participate in any other stock option plans of the Company or any of its subsidiaries that are also intended to comply with the provisions of Section 422 of the Code, the annual $100,000 limitation applies to the aggregate number of shares of Common Stock with respect to which incentive stock options may be granted under all such plans. An incentive stock option may be granted in excess of the $100,000 limitation, but that portion of the option that is exercisable for shares of Common Stock in excess of the limitation will be treated as a nonqualified stock option.

An award of restricted stock involves the immediate transfer by the Company to a participant in the Plan of ownership of a specific number of shares of Common Stock. The participant is immediately entitled to voting, dividend and ownership rights of such shares. Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. During the period for which such substantial risk of forfeiture exists, the transferability of the restricted stock is prohibited or restricted in the manner and to the extent determined by the Compensation Committee.

Exercise Price and Payment.    Stock options are rights to purchase shares of Common Stock at a price per share that is determined by the Compensation Committee on the date that the stock options are granted. The purchase price per share of Common Stock that is payable upon the exercise of nonqualified stock options granted under the Plan may be less than, equal to or greater than the fair market value of a share of Common Stock on the date of grant, but the purchase price per share of Common Stock payable upon the exercise of incentive stock options must be at least equal to the fair market value of a share of Common Stock on the date of grant and may not be less than 110 percent of the fair market value thereof on the date of grant if an incentive stock option is granted to an optionee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The market value of a share of Common Stock underlying the option at the end of the Company’s fiscal year was $2.75, which was the closing price as reported on the Nasdaq National Market on such date.

The Plan permits payment of the purchase price in cash or by check or, at the discretion of the Compensation Committee, transfer to the Company of shares of Common Stock that are already owned by the optionee and have a fair market value on the date of exercise equal to the aggregate purchase price. The Plan also permits the Compensation Committee to accept restricted stock previously awarded under the Plan in payment of the purchase price of any nonqualified option. In addition, the Plan permits the Compensation Committee to authorize deferred payment of the purchase price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates.

The Plan permits an award of restricted stock to be made without additional consideration from a recipient or in consideration of a payment by the recipient that is less than the market value of such restricted stock on the date of grant.

Vesting.    The Plan authorizes the Compensation Committee to establish vesting provisions with respect to each grant of stock options regarding the period(s) of continuous employment with the Company or any of its subsidiaries that is necessary before a stock option (or installments thereof) will become exercisable. In addition, the Plan authorizes the Compensation Committee to determine the period in which an award of restricted stock shall become nonforfeitable.

Termination of Awards.    The Plan authorizes the Compensation Committee, in respect of each grant of stock options or award of restricted stock, to establish provisions consistent with the Plan regarding the termination of the option or the restricted stock award.

Cancellation.    The Plan provides that the Compensation Committee may cancel any stock option granted thereunder with the consent of the affected optionee. In the event of any such cancellation, the Compensation Committee may grant a new stock option, which may or may not cover the same number of shares of Common Stock as was covered by the canceled stock option, in such manner, at such exercise price and subject to such terms and conditions as would have been applicable under the Plan had the canceled stock option not been granted.

Transferability.    Stock options granted under the Plan may not be transferred except by will or the laws of descent and distribution and may not be exercised during an optionee’s lifetime except by the optionee or his guardian or legal representative acting in a fiduciary capacity on behalf of the optionee under state law and court supervision. The transferability of the restricted stock is prohibited or restricted in the manner and to the extent determined by the Compensation Committee during the period in which a substantial risk of forfeiture exists.

Termination and Amendment of the Plan.    The Plan is of indefinite duration and will continue in effect until all shares of Common Stock covered thereby have been sold, unless terminated earlier by the Company, and may be amended from time to time by the Board of Directors. However, any amendment that increases the aggregate number of shares of Common Stock covered by the Plan, changes the class of persons eligible to participate in the Plan or would cause Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) to cease to be applicable to the Plan, is subject to approval by the stockholders of the Company.

Federal Income Tax Consequence for the Plan

The following is a brief summary of certain of the federal income tax consequences to individuals receiving grants of options under the Plan. The following summary is based upon federal income tax laws currently in effect and is not intended to be complete or to describe any state or local tax consequences.

Non-qualified Stock Options.    In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted, (2) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at sale, appreciation (or depreciation) after the date of exercise will be treated as a capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss.

If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as capital gain (or loss).

Tax Consequences to the Company.    To the extent that a participant recognizes ordinary income in the circumstances described above, the participant’s employer or entity for which the participant performs services should be entitled to a corresponding deduction, provided, among other things, such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

Amended and Restated 1993 Key Employee Stock Incentive Plan

Name and Position	Number of Options Granted in Fiscal 2002	Number of Options Granted to Date (1)
John F. Falcon
President, Chief Executive Officer and Director	—	95,000
Theodore K. Zampetis (2)
President, Chief Executive Officer and Director	250,000	250,000
Stephen E. Graham
Chief Financial Officer	20,000	20,000
John R. Walker
Vice President and General Manager	10,000	10,000
Richard K. Holmes
Vice President and General Manager	10,000	30,000
Kevin C. Cleary
Vice President and General Manager	10,000	28,000
Current Executive Officers as a Group (3)	400,000	420,000
Current Employees Including Non-Executive Officers as a Group	50,000	187,750

(1)	Includes options that have been canceled.
(2)	The Company agreed to grant Mr. Zampetis an option to purchase an additional 250,000 shares of Common Stock. The exercise price will be $1.70 per share, which was the market value of the Common Stock on June 6, 2002, the day the Company agreed to grant such option to Mr. Zampetis.
(3)	Excludes Mr. Holmes, who resigned from the Company in January 2003.

The Board of Directors recommends a vote for approval of the amendment to the Plan to increase the limit on the number of shares of Common Stock issuable pursuant to options granted to a Participant in any five-year period from 250,000 to 500,000. The approval of this amendment will allow the Company to grant Mr. Zampetis an option to purchase an additional 250,000 shares of Common Stock in compliance with the terms of the employment agreement between the Company and Mr. Zampetis.

Your Board of Directors Recommends a Vote for This Proposal.

APPROVAL OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors recommends a vote for approval of the appointment of PricewaterhouseCoopers LLP, as the independent certified public accountants of the Company and its subsidiaries, to audit the books and accounts for the Company and its subsidiaries for the fiscal year ended October 31, 2003. During fiscal 2002, PricewaterhouseCoopers LLP examined the financial statements of the Company and its subsidiaries, including those set forth in the 2002 Annual Report. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Your Board of Directors Recommends a Vote for This Proposal.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by October 31, 2003 any proposal of a stockholder intended to be presented at the 2004 annual meeting of stockholders of the Company (the “2004 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2004 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 5389 W. 130th Street, Cleveland, Ohio 44130-1094 and should be submitted to the attention of Stephen E. Graham by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2004 Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by January 14, 2004 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2004 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after January 14, 2004.

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2002, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Stephen E. Graham, Chief Financial Officer, Shiloh Industries, Inc., 5389 W. 130th Street, Cleveland, Ohio 44130-1904.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by January 13, 2003 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

DAVID J. HESSLER

Secretary

February 28, 2003

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Exhibit A

SHILOH INDUSTRIES, INC.

AMENDED AND RESTATED 1993 KEY EMPLOYEE STOCK INCENTIVE PLAN

(as Amended and Restated as of December 12, 2002)

1. Purpose. The purpose of this Plan is to attract and retain officers and other key employees of Shiloh Industries, Inc., a Delaware corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee described in Section 13(a) of this Plan.

“Common Shares” means (i) shares of the common stock, par value $.01 per share, of the Corporation and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 7 of this Plan.

“Date of Grant” means the date specified by the Board on which a grant of Option Rights shall become effective, which shall not be earlier than the date on which the Board takes action with respect thereto.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board which sets forth the terms and conditions of Option Rights or Restricted Shares, which must be signed by a representative of the Corporation and the Participant.

“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

“Less-Than-80-Percent Subsidiary” means a Subsidiary with respect to which the Corporation directly or indirectly owns or controls less than 80 percent of the total combined voting or other decision-making power.

“Management Objectives” means the achievement or performance objectives that may be established by the Board pursuant to this Plan for Participants who have received grants of Restricted Shares.

“Market Value per Share” means the fair market value of the Common Shares as determined by the Board from time to time.

“Nonqualified Option” means an Option Right that is not intended to qualify as a Tax-Qualified Option.

“Optionee” means the person so designated in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable upon the exercise of an Option Right.

“Option Right” means the right to purchase Common Shares from the Corporation upon the exercise of a Nonqualified Option or a Tax-Qualified Option granted pursuant to Section 4 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and (i) is at that time an officer, including without limitation, an officer who may also be a member of the Board, or other key employee or consultant of the Corporation or any Subsidiary or (ii) has agreed to commence serving in any such capacity within 90 days of the Date of Grant.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 5 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 5 hereof have expired.

“Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule to the same effect.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of the grant.

“Tax-Qualified Option” means an Option Right that is intended to qualify under particular provisions of the Code, including without limitation an Incentive Stock Option.

3. Shares Available Under the Plan. Subject to adjustment as provided in Section 7 of this Plan, the number of Common Shares issued or transferred upon the exercise of Option Rights, as Restricted Shares, or in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 1,700,000 Common Shares, which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof. For purposes of this Section 3, Restricted Shares shall be deemed to have been issued or transferred at the earlier of the time when they cease to be subject to a substantial risk of forfeiture or the time when dividends are paid thereon.

4. Option Rights. The Board may from time to time authorize grants to Participants of options to purchase Common Shares upon such terms and conditions as the Board may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains; provided, however, that no Participant shall be granted Option Rights for more than 500,000 shares of Common Stock in any five-year period, subject to adjustment in the manner provided in Section 7 of this Plan.

(b) Each grant shall specify an Option Price per Common Share, which may be less than, equal to or greater than the Market Value per Share on the Date of Grant, except that the Option Price per Common Share of an Incentive Stock Option shall be equal to or greater than the Market Value per Share on the Date of Grant.

(c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares owned by the Optionee for at least 6 months and have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Board may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Board may determine in accordance with this Plan or (iv) any combination of the foregoing.

(d) On or after the Date of Grant of any Nonqualified Option, the Board may determine that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Board on or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received by the Optionee upon the exercise of the Nonqualified Option shall be subject to the same risks of forfeiture or restrictions on transfer as those surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

(e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on the date of exercise of some or all of the Common Shares to which the exercise relates.

(f) Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to the Participant remain unexercised.

(g) Each grant shall specify the period or periods of continuous employment of the Optionee by the Corporation or any Subsidiary that are necessary before the Option Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a change in control of the Corporation or other similar transaction or event.

(h) Option Rights granted pursuant to this Section 4 may be Nonqualified Options or Tax-Qualified Options or combinations thereof.

(i) On or after the Date of Grant of any Nonqualified Option, the Board may provide for the payment to the Optionee of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis, or the Board may provide that any dividend equivalents shall be credited against the Option Price.

(j) No Option Right granted pursuant to this Section 4 may be exercised more than 10 years from the Date of Grant.

(k) Each grant shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Board may determine consistent with this Plan.

5. Restricted Shares. The Board may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Board may determine in accordance with the following provisions:

(a) Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Corporation or other similar transaction or event.

(d) Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e) Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares and each such grant shall specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f) Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Board may determine.

(g) Each grant or sale shall be evidenced by an agreement, which shall be executed on behalf of the Corporation by any officer thereof and delivered to and accepted by the Participant and shall contain such terms and provisions as the Board may determine consistent with this Plan. Unless otherwise directed by the Board, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to the Restricted Shares, shall be held in custody by the Corporation until all restrictions thereon lapse.

6. Transferability. (a) No Option Right or other “derivative security” (as that term is used in Rule 16b-6) granted under this Plan may be transferred by a Participant except by will or the laws of descent and distribution. Option Rights may not be exercised during a Participant’s lifetime except by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

(b) Any award made under this Plan may provide that all or any part of the Common Shares that are to be issued or transferred by the Corporation upon the exercise of Option Rights, or are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 5 of this Plan, shall be subject to further restrictions upon transfer.

7. Adjustments. The Board may make or provide for such adjustments in the number of Common Shares covered by outstanding Option Rights, the Option Prices per Common Share applicable to any such Option Rights, and the kind of shares (including shares of another issuer) covered thereby, as the Board may in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Board may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Board may provide that the holder will automatically be entitled to receive such an equivalent award. The Board may also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Board may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 7.

8. Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement thereof in cash.

9. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of any taxes required to be withheld. At the discretion of the Board, any such arrangements may include relinquishment of a portion of any such payment or benefit but only to the extent of the minimum withholding required by law.

10. Participation by Employees of a Less-Than-80-Percent Subsidiary. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Less-Than-80-Percent Subsidiary, regardless whether the Participant is also employed by the Corporation or another Subsidiary, the Board may require the Less-Than-80-Percent Subsidiary to agree to transfer to the Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Participant and the Less-Than-80-Percent Subsidiary pursuant to this Plan) the Common Shares that would otherwise be delivered by the Corporation upon receipt by the Less-Than-80-Percent Subsidiary of any consideration then otherwise payable by the Participant to the Corporation. Any such award may be evidenced by an agreement between the Participant and the Less-Than-80-Percent Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Board and the Less-Than-80-Percent Subsidiary. All Common Shares so delivered by or to a Less-Than-80-Percent Subsidiary will be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to the Less-Than-80-Percent Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.

11. Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Corporation, termination of employment to enter public service with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a Participant who holds an Option Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Common Shares that are subject to any transfer restriction pursuant to Section 6(b) of this Plan, the Board may take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including without limitation waiving or modifying any limitation or requirement with respect to any award under this Plan.

12. Foreign Employees. In order to facilitate the making of any award or combination of awards under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals, or who are employed by the Corporation or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate the inconsistency without further approval by the stockholders of the Corporation.

13. Administration of the Plan. (a) This Plan shall be administered by the Compensation Committee of the Board provided that it is a committee of not less than three members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved in writing by the members of the Committee, shall be the acts of the Committee.

(b) The interpretation and construction by the Committee of any provision of this Plan or any agreement, notification or document evidencing a grant of Option Rights or Restricted Shares, and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

14. Amendments and Other Matters. (a) This Plan may be amended from time to time by the Board; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without shareholder approval. Without limiting the generality of the foregoing, the Board may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

(b) With the concurrence of the affected Participant, the Board may cancel any agreement evidencing Option Rights or any other award granted under this Plan. In the event of any such cancellation, the Board may authorize the granting of new Option Rights or other awards hereunder, which may or may not cover the same number of Common Shares as had been covered by the canceled Option Rights or other award, at such Option Price, in such manner and subject to such other terms, conditions and discretion as would have been permitted under this Plan had the canceled Option Rights or other award not been granted.

(c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary and shall not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(d) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as a Tax-Qualified Option from so qualifying, any such provision shall be null and void with respect to any such Option Right; provided, however, that any such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

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PROXY PROXY

SHILOH INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 26, 2003.

The undersigned hereby constitutes and appoints Theodore K. Zampetis and Curtis E. Moll, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Shiloh Industries, Inc. to be held at The MTD Products Inc Lodge, 5903 Grafton Road, Valley City, Ohio 44280 on Wednesday, March 26, 2003, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)	(change of address) (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

FOLD AND DETACH HERE

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SHILOH INDUSTRIES, INC.

PLEASE MARK VOTE IN CIRCLE IN THE FOLLOWING MANNER USING DARK INK ONLY.    ●

1. Election of Directors —
Nominees: David J. Hessler, Maynard H. Murch IV and John J. Tanis	For	Withhold	For All*
	All	All	Except
	O	O	O
*(Write nominee exception above)

2. Approval of amendment to the Amended and Restated 1993	For	Against	Abstain
Key Employee Incentive Plan	O	O	O

3. Approval of PricewaterhouseCoopers LLP as	For	Against	Abstain
Independent Accountants	O	O	O

To attend meeting, mark the box. ☐

To change your address, mark the box. ☐

Dated:

Signature(s)

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.